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                                  EXHIBIT 10.13




                                     PHASE 3

                         TECHNICAL ASSISTANCE AGREEMENT

                                     BETWEEN

                         TEXAS INSTRUMENTS INCORPORATED

                                       AND

                            ANAM SEMICONDUCTOR, INC.

                            DATED AS OF JULY 1, 2000
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                     PHASE 3 TECHNICAL ASSISTANCE AGREEMENT

This Technical Assistance Agreement, including the attachments hereto (this "Agreement"), dated as of July 1, 2000 is made by and between TEXAS INSTRUMENTS INCORPORATED, a Delaware, U.S.A. corporation, with its principal place of business at 13500 North Central Expressway, Dallas, Texas 75265, U.S.A. ("TI"), and Anam Semiconductor, Inc. (formerly known as ANAM INDUSTRIAL CO., LTD.), a corporation of the Republic of Korea, with its principal place of business at Seoul, Republic of Korea ("Anam"). TI and Anam are hereinafter referred to individually by their respective names or as Party and collectively as Parties. AMKOR TECHNOLOGY, INC. (formerly known as Amkor Electronics, Inc.), a Delaware, U.S.A. corporation, with its principal place of business at 1345 Enterprise Drive, West Chester PA 19380, ("Amkor") shall be bound by certain provisions of this Agreement as set forth herein.

                                    RECITALS

           WHEREAS, TI, a global merchant-market semiconductor company, owns or possesses certain rights, title and interests in and to valuable Advanced Available Technology, Associated Technical Information, Trade and Industrial Secrets and other Technical Information, which relate to the manufacture of the Products (each term as hereinafter defined);

           WHEREAS, Anam desires to obtain from TI certain Technical Assistance (as hereinafter defined) with respect to the manufacture of Products;

           WHEREAS, TI is willing to provide to Anam certain Technical Assistance using Advanced Available Technology and Future Technology Nodes on the terms and conditions set forth below;

           WHEREAS, TI desires to obtain a reliable, competitive, long-term source of TI Products (as hereinafter defined);

           WHEREAS, Anam has made a considerable investment to construct and operate its Facility based in significant part on the expectation that it will receive the Technical Assistance using Advanced Available Technology and Future Technology Nodes from TI so as to establish Anam as a leading supplier of advanced foundry services, directly and through Amkor and their Affiliates;

           WHEREAS, TI has made a significant investment in the research and development of technology and has agreed to the transfer of technology based in significant part on the expectation that Anam will maintain the confidentiality of TI's Technical Information, Associated Technical Information and Technical Data provided hereunder and on the expectation that Anam and Amkor can provide a reliable, competitive, long-term source of TI Products;

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           WHEREAS, TI and Anam desire to establish a long-term, strategic relationship to accomplish the above stated objectives;

           WHEREAS, TI and Anam entered into a Technical Assistance Agreement having an effective date of January 28, 1997 for Phase 1 of the Facility, as defined herein (the "Phase 1 TAA");

           WHEREAS, TI and Anam have entered into a Technical Assistance Agreement having an effective date of January 1, 1998 for Phase 2 of the facility as defined herein (the "Phase 2 TAA"); and

           WHEREAS, Anam contemplates equipping Phase 3 of the Facility, as defined herein, in a manner compatible with TI's non-copper C05 process technology, and in such a manner as to meet the needs of the merchant foundry market, provided the Parties enter into this Agreement providing for, among other things, TI's transfer of such technology.

           NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained herein, the Parties, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

For purposes of this Agreement, the following words, terms and phrases shall have the meanings assigned to them in this Article 1 unless specifically otherwise stated. Furthermore, any defined term herein shall have a constant meaning regardless of whether it is used in its singular or plural form.

1.01       ADVANCED AVAILABLE TECHNOLOGY.

           1.01.01 Advanced Available Technology shall consist of such CMOS logic process, Technical Information and Technical Data of TI which is within the technology set referred to within TI as "non-copper C05" technology and which TI either has used or uses in commercial production of logic semiconductor devices or, following completion of TI's then-current productization process, considers usable in commercial production of TI Products and which TI may disclose or convey to Anam; Advanced Available Technology shall also include improvements and derivatives of the non-copper C05 core process, related split gate processes and future transistor improvements; provided, however, Advanced Available Technology shall not include, inter alia any DRAM, Flash, EPROM, and other merged technologies.

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           1.01.02    Advanced Available Technology shall not include any
                      Technical Information relating to any product, device, apparatus, equipment, system, mask, computer program, hardware, or software other than that which directly relates to wafer fabrication and wafer test of TI Products.

1.02 AFFILIATE. Any individual, corporation, partnership, joint venture, trust, unincorporated organization, or other business enterprise which, directly or indirectly, controls or is controlled by, or is under common control of a Party, but only so long as such relationship is maintained. Notwithstanding the foregoing, Anam and Amkor and their respective Affiliates shall be deemed Affiliates for the purposes of this Agreement.

1.03 ASSOCIATED TECHNICAL INFORMATION. Information of TI, other than Technical Information, relating to 25C10 and 18C07 and non-copper C05 CMOS logic processes, associated with TI Products and comparable products manufactured at TI, which processes are no longer on an active TI product or process roadmap and the development of which TI has discontinued.

1.04       CAPACITY.  As defined in the Manufacturing and Purchase Agreement.

1.05 COPYRIGHTS. Rights under the U.S. copyright laws, as amended from time to time, and under any similar laws in countries other than the U.S.


1.06 EFFECTIVE DATE. The later of the date of execution by each Party and the date on which is received all government approvals necessary for the performance of this Agreement.

1.07       FACILITY.

           1.07.01 The completed wafer fabrication plant known as Anam Fabrication Buchon (AFB) 1, located at 222, Dodang-dong, Wonmi-gu, Buchon, Kyunggi-do, Korea 420-130, which Anam constructed in Buchon, Republic of Korea, in connection with the Phase 1 TAA, which Facility includes only a single 60 meter by 100 meter clean room.

           1.07.02 The term Facility includes a wafer fabrication facility and equipment only, and shall not include facilities or equipment for assembly and testing of assembled Products.

1.08 FUTURE TECHNOLOGY NODES. Advanced Available Technology of TI's next node [ * ] of CMOS logic processes or comparable processes that TI may develop and intends to qualify for TI's own use

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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1.10       KOREAN LAWS. The laws, regulations, decrees and rules of the Republic of Korea.

1.11 MANUFACTURING AND PURCHASE AGREEMENT (MPA). The Manufacturing and Purchase Agreement of even date herewith between TI, Amkor and Anam.

1.12 MASKWORK RIGHTS. Rights under the U.S. Semiconductor Chip Protection Act of 1984, as amended from time to time, and under any similar laws in countries other than the U.S.

1.13 NON-TI PRODUCTS. Semiconductor wafers manufactured using non-copper C05 CMOS Advanced Available Technology, intended for sale and shipment to parties other than TI or its Affiliates.

1.14 PATENTS. (i) Patents, utility models and design patents under the laws of any country, (ii) any applications for patents, utility models and design patents that, when issued, will be comprehended by the foregoing, and
(iii) any amendments, renewals or extensions of any of the foregoing.

1.15 PHASE 1. That portion of the clean room within the Facility, the process capability of which was contemplated by the Parties in the Phase 1 TAA, to be sufficient to manufacture approximately [ * ] under the provisions of the Phase 1 TAA and which, as currently contemplated by the Parties, will be sufficient to transition to the manufacture of approximately [ * ] under the provisions of the Phase 1 TAA.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


1.16 PHASE 2. That portion of the clean room within the Facility, the process capability of which was contemplated by the Parties in the Phase 2 TAA, to be sufficient to manufacture approximately [ * ] under the provisions of the Phase 2 TAA, and which, as currently contemplated by the Parties, will be sufficient to manufacture approximately [ * ] under the provisions of the Phase 2 TAA.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

1.17 PHASE 3. That portion of the clean room within the Facility, the process capability of which, as currently contemplated by the Parties, is sufficient to manufacture approximately [ * ] under the provisions of this Agreement.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

1.18       PRODUCTS.  TI Products and Non-TI Products.

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1.19       PRODUCT QUALIFICATION. TI's written certification that TI Products and their manufacture have achieved a level of quality, consistency and reliability that meets or exceeds the Specifications in accordance with this Agreement.

1.20       RELATED FACILITY.  As defined in Section 10.03 below.

1.21 SPECIFICATIONS. Such specifications relating to specific process flows which are supplied to Anam in writing by TI to describe, characterize, circumscribe and define the design characteristics, quality and performance of TI Products, manufacturing processes, manufacturing equipment or Product Qualification and which are consistent with specifications which are applicable to the same process flows used in a TI facility comparable to the Facility.

1.22 SUBSIDIARY. Any corporation, other juridical enterprise, partnership or other business enterprise the majority of the voting shares of which is owned by a Party.

1.23 TECHNICAL ASSISTANCE. With respect to TI's performance of this Agreement, any and all consultation, advice, training or meetings relative to providing any Technical Information, Associated Technical Information or Technical Data.

1.24 TECHNICAL DATA. Any Technical Information embodied in or set forth on any tangible medium and including, without limitation, reports, memoranda, plans, prints, Specifications, material lists, machine drawings, software and instructions (whether in human or machine readable form).

1.25 TECHNICAL INFORMATION. Any information of TI which relates specifically to the manufacture, fabrication, and testing of TI Products and which is owned, developed, discovered or otherwise acquired by TI at any time prior to the expiration or termination of the Term of this Agreement.

1.26 TERM. The period during which this Agreement is in effect, as more specifically set forth in Article 15 of this Agreement.

1.27 TI COPYRIGHTS. All rights of TI under Copyrights, which rights are or were acquired by TI at any time prior to the expiration or termination of this Agreement.


1.28 TI MASKWORK RIGHTS. All rights of TI under Maskwork Rights, which rights are or were acquired by TI at any time prior to the expiration or termination of this Agreement.

1.29 TI PATENTS. All rights of TI under Patents, which rights are or were acquired at any time prior to the expiration or termination of this Agreement.

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1.30       TI PRODUCTS. Non-copper C05 CMOS logic semiconductor wafers manufactured by Anam using Advanced Available Technology intended for sale and shipment to TI based upon TI's design specifications in accordance with this Agreement and the MPA.

1.31 TRADE AND INDUSTRIAL SECRETS. Information including Technical Information and Associated Technical Information which (i) is treated as secret and confidential by a Party hereunder, and (ii) can be disclosed by a Party (the "Disclosing Party") to the other (the "Receiving Party") without violating obligations to third parties. The term Trade and Industrial Secrets includes, but is not limited to, any and all information supplied by TI under a certain nondisclosure agreement executed by TI and Anam and all future nondisclosure agreements of TI and Anam which are entered into pursuant to this Agreement or amendments to such nondisclosure agreements (hereinafter collectively "NDA").

                                    ARTICLE 2
    DELIVERY OF TI TECHNICAL INFORMATION AND ASSOCIATED TECHNICAL INFORMATION

2.01       GENERAL OBLIGATION TO PROVIDE TECHNICAL INFORMATION.

           2.01.01 TI shall, from time-to-time during the Term, furnish to Anam, in the manner provided in Articles 2, 3, and 4 hereof, Technical Information, including Advanced Available Technology, which is reasonably necessary to allow Anam to carry out the wafer fabrication and wafer test of TI Products in Phase 3.

           2.01.02 Such Technical Information and Advanced Available Technology shall consist of, to the extent applicable, all of the following:

                      (a) The TI Technical Information, Technical Data and such other technical assistance deliverables identified in Schedule "1", which schedule is attached hereto and incorporated herein by this reference.

                      (b) Preparation and interpretation of drawings, blueprints, Specifications for materials, and Specifications for parts and devices;

                      (c) Preparation of reports or reproducible data used for conveying Technical Information or Advanced Available Technology;

                      (d) Planning and conducting training programs for employees engaged in the engineering and production of the TI Products in Phase 3;

                      (e) Assistance in obtaining such special tooling and equipment as may be necessary;

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                      (f)        Inspection and testing of tools, molds and
                                 dies;

                      (g) Quality control of parts and materials offered by suppliers of Anam;

                      (h)        Providing equipment lists; and

                      (i) Any other assistance which may be reasonably required to the manufacture of TI Products in Phase 3.

           2.01.03 From time to time TI will provide Anam with its current TI product or process roadmap associated with the TI Products and the non-copper C05 process hereunder. Upon Anam's reasonable request, following a meeting in accordance with
                      Section 16.06, TI shall deliver Associated Technical Information in the possession of TI. Notwithstanding anything to the contrary contained herein, TI shall be under no obligation to further develop or to assist Anam in further development of such Associated Technical Information. Anam assumes all risks associated with its use of any Associated Technical Information delivered hereunder.

2.02       PERSON-MONTH COMMITMENT.

           2.02.01 Notwithstanding anything to the contrary contained herein, the total person-month commitment for all Technical Assistance under this Agreement shall be, in the aggregate:

                      (a)        100 person months of TI personnel in Korea;

                      (b) 100 person months of Anam personnel to be trained by TI.

           2.02.02 After Product Qualification, in the event that Anam should request Technical Assistance from TI additional to the person-month commitment set forth in Section 2.02.01, TI shall provide such Technical Assistance that is reasonable and for which TI has then-current capability to perform, provided that the Parties mutually and reasonably agree to the terms and conditions, including but not limited to scope, duration, number of personnel and fees, under which such additional Technical Assistance may be provided.

2.03 LIMITATION ON OBLIGATION TO DISCLOSE. Anything to the contrary in this Agreement notwithstanding, TI shall neither be obligated nor required to disclose to Anam any Technical Information, Advanced Available Technology, Associated Technical Information or Technical Data with respect to which there is imposed on TI legal or contractual obligations not to disclose to Anam or which would trigger any obligation of TI to an

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unrelated third party; provided, however, TI represents that (i) the Technical
Information, Advanced Available Technology and Technical Data TI furnishes to Anam under this Agreement is or will be the same as used by TI in its own process of non-copper C05 products comparable to TI Products and (ii) Anam may use such information in the manufacture of TI Products.

2.04 PROGRAM COORDINATOR. Each Party shall appoint, within thirty (30) days of the Effective Date, a person who shall be responsible for the implementation of this Agreement and who shall provide coordination of the Parties under this Agreement (hereinafter the "Program Coordinator").

2.05 LIMITATION ON TI'S OBLIGATIONS. Notwithstanding anything to the contrary contained herein, TI's affirmative obligations hereunder, including but not limited to those under Articles 2, 3 and 4, shall relate solely to TI Products, except with respect to Sections 2.01.03, and 3.05.

2.06 CONSIDERATION. The consideration for Technical Assistance to be provided by TI to Anam under this Agreement includes but is not limited to the mutual exchange of promises in this Agreement and the MPA, and the Technical Assistance Fee expressly set forth in Annex A, Section II of this Agreement, which Annex is incorporated herein by this reference.

                                    ARTICLE 3
                       TECHNICAL ASSISTANCE OUTSIDE KOREA

3.01 VISITS TO PLANTS AND TRAINING OUTSIDE KOREA. When reasonably required by Anam, TI shall arrange for a reasonable number of technical personnel in the sole and exclusive permanent employ of Anam to visit, at TI's reasonable discretion, plants and offices of TI or Affiliates of TI, so that such technical personnel may observe and become familiar with the Technical Information or Advanced Available Technology, and in particular with the engineering and manufacturing methods and techniques used in such plants in producing comparable products. Such visits will include training in the utilization of the manufacturing equipment, tools and techniques being used in the plants of TI or of Affiliates of TI. Upon reasonable request by Anam, TI shall arrange for a reasonable number of personnel of Amkor or Amkor Affiliates to visit, at TI's reasonable discretion, plants and offices of TI or Affiliates of TI for the limited purpose of fulfilling Amkor's marketing and sales obligations under the MPA and Amkor's marketing and sales function with respect to Non-TI Products, and otherwise subject to Article 10 hereof.

3.02 MANNER OF ARRANGING TECHNICAL ASSISTANCE. The number of personnel of Anam and Amkor or their Affiliates which may be sent to the plants and offices of TI or of Affiliates of TI pursuant to Section 3.01 hereof and the schedules, and the particular purposes of all such visits, shall be agreed upon in advance in writing between TI and Anam from time-to-time.

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3.03       EXECUTION OF SECRECY AGREEMENTS. Anything to the contrary in this
Article 3 notwithstanding, each and every personnel of Anam, Amkor or Affiliates of either who shall be sent to the TI plants pursuant to Section 3.01 and
Section 3.02, shall execute a nondisclosure agreement as a condition precedent to admission or access to such plant or receipt of technical training pursuant to Section 3.02 hereof. All such personnel shall fully abide by all plant rules and regulations of TI or TI Affiliates. Anam shall be fully liable for any personal injury losses or property damages incurred by TI or TI Affiliates as a result of any act or omission of Anam personnel while on the premises of TI or its Affiliates.

3.04       EXPENSES. [ * ]

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

3.05       CONSULTATION AND ADVICE BY CORRESPONDENCE. After the fulfillment of
Section 2.02.01 and from time-to-time during the Term, TI will consult with and advise Anam personnel concerning any difficulties encountered by Anam in the operation of the Facility in the manufacture of Products; provided, however, that such TI consultation and rendering of advice shall take place only by correspondence or telephone between TI and Anam, except as otherwise agreed.

3.06 TECHNICAL ASSISTANCE IN TI FACILITIES. Should it prove uneconomical for Anam to duplicate some of the facilities available to TI or Affiliates of TI, TI shall, from time-to-time during the Term, when reasonably agreed to by the Parties, make available, or have made available, to Anam certain of the similar facilities of TI to perform, or have performed, certain testing and analysis of the TI Products manufactured by Anam, for the purpose of advising Anam as to the suitability of available raw materials and of means of improving TI Products. Such facilities may include TI laboratories and pilot plants which are engaged in the same or similar activities. Anam shall reimburse TI for all of the costs and expenses incurred by TI as a result of such testing, analysis and use of TI facilities.

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3.07       PROVISO. Nothing in this Article 3 shall be construed to obligate
Anam to assign to the temporary or permanent employ of TI any personnel of Anam. Arrangements for any such temporary or permanent assignments shall be separately made between Anam and TI on a case-by-case basis.

                                    ARTICLE 4
                          TECHNICAL ASSISTANCE IN KOREA

4.01 TECHNICAL ASSISTANCE DURING THE TERM. With respect to Technical Information, from time-to-time during the Term, Anam may request TI to make available to Anam the services of TI personnel for reasonable periods of time and at mutually prearranged dates, to perform certain specific tasks and furnish specific advice and guidance. TI and Anam shall determine, by mutual agreement in each such case, the number, time of dispatch and duration of stay in Korea of any such personnel or other qualified personnel of TI to be made available to Anam in Korea pursuant to this Section 4.01.

4.02       TRAVEL EXPENSES. [ * ]

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


4.03       LIVING EXPENSES. [ * ]

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

4.04 PROVISO. Nothing in this Article 4 shall be construed to obligate TI to assign to the temporary or permanent employ of Anam any personnel of TI. Arrangements for any such temporary or permanent assignments shall be separately made between Anam and TI on a case-by-case basis. Nothing in this Article 4 shall be construed to obligate TI to continue to make available for an uninterrupted period of more than one hundred seventy (170) days the services of any one person to Anam in Korea.

4.05       EXECUTION OF SECRECY AGREEMENTS. Anything to the contrary in this
Article 4 notwithstanding, each and every personnel of TI who shall be sent to the Anam plants or offices pursuant to Section 4.01 shall execute a nondisclosure agreement as a condition precedent to admission or access to such plant. All of such personnel shall fully abide by all of the plant rules and regulations of Anam. TI shall be fully liable for any personal injury losses or property damages incurred by Anam, Amkor or their Affiliates as a result of any act or omission of TI personnel while on the premises of Anam or Amkor.

                                    ARTICLE 5
                          INTELLECTUAL PROPERTY RIGHTS

5.01       GRANT OF RIGHTS RELATING TO TI PRODUCTS.

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           5.01.01    RIGHT TO USE TI PATENTS, MASKWORK RIGHTS AND COPYRIGHTS
                      FOR TI PRODUCTS. For the term of this Agreement, TI hereby grants and agrees to grant to Anam nonexclusive rights, under TI Patents, TI Maskwork Rights and TI Copyrights, to make TI Products in the Facility or in any Related Facility (as defined in Section 10.03 below) for sale exclusively to TI or a TI Affiliate.

           5.01.02 RIGHT TO USE THIRD PARTY PATENTS, MASKWORK RIGHTS AND COPYRIGHTS FOR TI PRODUCTS. As the present and potential licensee under agreements with third parties, for the term of this Agreement, TI hereby grants and agrees to grant to Anam, to the extent that any such agreement permits TI to do so, a nonexclusive right, under the Patents, Maskwork Rights and Copyrights of such third parties, to make TI Products in the Facility or in any Related Facility for sale exclusively to TI or a TI Affiliate; provided, however, that the grant of rights under this Section
                      5.01.02 shall be subject to the provisions of the licenses under which TI has the right to grant such rights.

           5.01.03 RIGHT TO USE TRADE SECRET RIGHTS FOR TI PRODUCTS. TI hereby grants and agrees to grant to Anam, insofar as TI has the right to do so, nonexclusive rights to use Trade and Industrial Secrets, Advanced Available Technology and Technical Information that TI may now or hereafter own or possess for or in connection with the manufacture in the Facility or in any Related Facility of TI Products for sale exclusively to TI or a TI Affiliate.

5.02       GRANT OF RIGHTS RELATING TO NON-TI PRODUCTS.

[ * ]

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.



5.03       ROYALTY.  [ * ]

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

5.04 TI DESIGN TECHNOLOGY. Anam will use reasonable commercial efforts to ascertain from prospective third party purchasers of Products whether such Product designs are based on proprietary TI design technology such that the manufacture of such Products by Anam would require the consent of TI.

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                                    ARTICLE 6
                            USE OF NON-TI TECHNOLOGY

6.01 USE OF NON-TI TECHNOLOGY. Except as otherwise expressly provided for in this Article 6, Anam may not use any proprietary process technology or know-how directly in the manufacture of Products other than Technical Information or Associated Technical Information delivered hereunder by TI.

6.02       TECHNOLOGY DEVELOPED BY ANAM.

           (a) Anam may not use any technology conceived or developed by Anam in the manufacture of Products, unless:

                      (i) With respect to the manufacture of TI Products, Anam has obtained the prior written consent of TI; and

                      (ii) With respect to Non-TI Products, either (A) Anam has obtained the prior written consent of TI or (B) Anam's use thereof would not (1) impact the quality and/or Specifications of TI Products or (2) require TI to provide to Anam any assistance not contemplated by this Agreement;

           (b) If Anam or Amkor receives a written notice of an alleged infringement from a third party relating to Non-TI Products, and after reasonable investigation, Anam concludes in its reasonable business judgment to change its process technology in light of such notice, and notwithstanding TI's position in respect of such infringement claim, Anam may make such necessary changes to its process for manufacturing Non-TI Products to such extent as may be required in Anam/Amkor's reasonable judgment to avoid the alleged infringement; provided, however, that any action taken by Anam in this regard is entirely at its own choice and shall not be construed as any acquiescence or admission on TI's part as to such alleged infringement and neither shall such action be construed as an admission on Anam's or Amkor's part as to such alleged infringement.

           (c) In the event, and to the extent that, Anam develops or creates any process or manufacturing technology derived from the TI Technical Information or Associated Technical Information provided to Anam hereunder, to the extent it is permitted to do, so, Anam hereby grants and agrees to grant to TI, under any Anam intellectual property rights, except with respect to any Patents that Anam may acquire, a royalty-free, worldwide, perpetual, sublicensable license to use such technology to make, have made, sell and import TI semiconductor devices. With respect to any such Patents, Anam hereby grants and agrees to grant to TI a royalty-free, worldwide, perpetual, non-sublicenseable license to use such patents to make, have made, sell and import TI semiconductor devices. Nothing set forth herein shall in any way limit Anam's rights to

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                      (including the rights to practice and license) any
                      technology, or any rights in any technology, developed or acquired independently by Anam.

           (d) Anam shall disclose the technology referred to in 6.02(c) in accordance with Section 16.06.

           (e) So as to avoid unauthorized disclosure of TI technology, Anam shall not file any patent application where such filing would require the disclosure of any TI trade secrets.

           (f) TI or Anam may propose from time to time that Anam or TI employees participate in joint development teams. Such participation shall be considered on a case-by-case basis and shall be subject to the execution of a separate written agreement.

           (g) In no event shall the royalty owed TI under Section 5.03(a) above be reduced or otherwise affected by any use by Anam of technology conceived or developed by Anam in the manufacture of Products.

6.03       TECHNOLOGY DEVELOPED BY THIRD PARTIES.

           (a) In no case shall Anam use proprietary process technology or know-how developed by third parties in any respect for the manufacture of Products without the prior written consent of TI, which consent shall not unreasonably be withheld or delayed. Anam recognizes that TI's consideration of any such proposal shall take into account the possibility of contaminating TI technology resident at the Facility with such third party technology, the impact on Anam's manufacture of TI Products and other relevant factors.

           (b) In no event shall the royalty owed TI under Section 5.03(a) above be reduced or otherwise affected by any use by Anam of technology conceived or developed by a third party in the manufacture of Products.


                                    ARTICLE 7
                                   TRADEMARKS

7.01 NO USE OF TI TRADEMARKS. Except as provided in Section 7.02, neither Anam nor any of its third party customers shall, at any time, in any place or in any manner, utilize the trademarks of TI, or its Affiliates or any name, mark, device or logo confusingly similar thereto, in connection with Anam, the business activities of Anam or the manufacture, use, lease, sale or other disposition of Non-TI Products in any other way.

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7.02       LIMITED TRADEMARK USE. Only with respect to TI Products and, then, only to the extent authorized in writing by TI, Anam may symbolize or otherwise mark such TI Products with TI trademarks, trade names, devices or other TI proprietary logos. Except as authorized pursuant to this Section 7.02, the provisions of Section 7.01 shall govern.

                                    ARTICLE 8
                    DISCLAIMERS AND LIMITATIONS OF LIABILITY

8.01 INDEMNITY BY ANAM. Anam shall defend any suit or proceeding brought against TI insofar as such suit or proceeding is based upon a claim (i) that Non-TI Products manufactured by Anam, or any process carried out on Non-TI Products or any process used in the manufacture of Non-TI Products, constitutes direct infringement of any duly issued Patent, or any Maskwork Right, Copyright or trade secret, unless and to the extent that said infringement (excluding Patent or Maskwork Right infringement) resulted from Anam's implementation or utilization of Advanced Available Technology or Technical Information provided by TI to Anam hereunder, or (ii) that TI Products manufactured by Anam or any process carried out by TI Products or any process used in the manufacture of TI Products constitutes direct infringement of any duly issued Patent or any Maskwork Right, Copyright or trade secret where such infringement results from Anam's implementation or utilization of technology other than Advanced Available Technology or Technical Information provided by TI hereunder, or (iii) that the transfer, disclosure or licensing to TI of Anam technology as contemplated by this Agreement, or the entering into by Anam of this Agreement or any of the agreements contemplated by this Agreement, constitutes a breach of any contract, obligation or law to which Anam is bound, and Anam shall pay all damages and costs finally awarded therein against TI, provided however, Anam will not be obligated to indemnify and hold TI harmless against any claim unless Anam is promptly informed of each communication notice or other action relating to such claim and is given authority, information and assistance necessary to defend or settle said suit or proceeding.

8.02 INDEMNITY BY TI. TI shall defend any suit or proceeding brought against Anam or Amkor insofar as such suit or proceeding is based upon a claim that (i) TI Products manufactured by Anam, or any process supplied by TI and as practiced by Anam in the manufacture of TI Products, constitutes direct infringement of any duly issued Patent, or any Maskwork Right, Copyright or trade secret, or (ii) the transfer, disclosure or licensing to Anam of the TI technology as contemplated by this Agreement, or the entering into by TI of this Agreement or any of the agreements contemplated by this Agreement, constitutes a breach of any contract, obligation or law to which TI is bound, and TI shall pay all damages and costs finally awarded therein against Anam or Amkor, provided, however, that TI is promptly informed of each communication notice or other action relating to the alleged infringement and is given authority, information and assistance necessary to defend or settle said suit or proceeding, and provided further that TI will not be obligated to indemnify and hold Anam and Amkor harmless to the extent that such liability results from either (i) Anam's implementation or utilization of

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technology other than Advanced Available Technology or Technical Information provided by TI to Anam hereunder; (ii) or Anam's breach of this Agreement.

8.03 HOLD HARMLESS. Except with respect to the subject matter of the indemnities in Article 8.01 and the MPA, Anam will hold TI harmless from and indemnify it against all claims made by third parties, including but not limited to vendors, contractors and customers of Anam, arising out of the operations of Anam, the manufacture and sale of Non-TI Products by Anam and the acts or omissions of Anam's personnel (whether or not such personnel are direct employees of Anam or have been obtained from TI on a seconding or contractual basis), whether such claims are based in contract, tort or otherwise.

8.04       LIMITATION OF LIABILITY.

           (a) EXCEPT FOR WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE MANUFACTURING AND PURCHASE AGREEMENT, TI AND ANAM DISCLAIM ALL WARRANTIES, WHETHER EXPRESS, STATUTORY, OR IMPLIED, FOR ANY TECHNICAL INFORMATION AND ASSOCIATED TECHNICAL INFORMATION PROVIDED TO EACH OTHER HEREUNDER, INCLUDING BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT. TI AND ANAM EXPRESSLY DISCLAIM ANY WARRANTY THAT THE OTHER PARTY'S USE OF TECHNOLOGY WILL NOT INFRINGE ANY THIRD PARTY'S INTELLECTUAL PROPERTY RIGHTS. NEITHER TI NOR ANAM AUTHORIZE ANY PERSON TO ASSUME FOR EITHER OF THEM ANY OTHER LIABILITIES IN CONNECTION WITH THE MANUFACTURE OR SALE OF THE PRODUCTS.

           (b) IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER HEREUNDER FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, OR OTHERWISE.

           (c) THE FOREGOING LIMITATIONS SHALL APPLY REGARDLESS OF WHETHER THE PARTY AGAINST WHOM LIABILITY IS ASSERTED HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

           (d) THE TOTAL AGGREGATE LIABILITY OF EITHER PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL NOT EXCEED THE AGGREGATE AMOUNTS PAID BY ANAM TO TI HEREUNDER.

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8.05       NOTICE OF CLAIMS. Any provision herein to the contrary
notwithstanding, both Anam and TI shall promptly advise the other whenever it shall become apprised of any claim which is of a nature comprehended by this
Article 8.

                                    ARTICLE 9
                                 EXPORT CONTROLS

9.01 Anam understands and acknowledges that technology (regardless of the form in which it is provided), including software, received from TI under this Agreement may be under validated export license control of the United States or other countries. Anam agrees to comply with applicable export control laws, and shall be responsible for obtaining all Anam's export, import and other licenses related to export, re-export or import of Non-TI Products, software or information by it. Anam specifically assures TI that without prior authorization from the U.S. Department of Commerce, it shall not knowingly sell, transfer, release, export or re-export, directly or indirectly, any technology (including software) received from TI, or any direct product or such technology or any Product, to any recipient, destination or country to which such export or re-export is restricted or prohibited by U.S. law, including, but not limited to the Democratic People's Republic of North Korea. The granting of all required import and export licenses shall be a condition precedent to TI's obligations under this Agreement. TI shall have no liability to Anam if any licenses or approvals are denied.

9.02 Anam agrees to comply with applicable Korean export and import control laws, and shall be responsible for obtaining all export, import and other licenses related to import, export, re-export of Non-TI Products, software or information by Anam, Amkor or any Affiliate.

9.03 TI shall comply with applicable U.S. and other export control laws, and, except as provided for in the preceding sentence, TI shall be responsible for obtaining all export and other licenses related to export of such technology and all import and other licenses related to the import into any country of TI Products by TI or its Affiliates, provided that such a license is required and further provided that Anam and Amkor have taken all necessary actions for TI to obtain such license and is in compliance with all U.S. export control laws.

9.04 Anam further agrees to obtain any necessary export license or other documentation prior to exportation of any product or technical data, including software, acquired from TI or any product of such technical data. Accordingly, Anam shall not sell, transfer, release, export, re-export, divert or otherwise dispose of any such product or technical data directly or indirectly to any person, firm or entity, or country or countries, prohibited by United States or non-U.S. laws or regulations. Further, Anam shall give notice of the need to comply with such laws and regulations to any person, firm or entity which it has reason to believe is obtaining any such technical data or product from Anam with the intention of exportation. Each Party shall secure, at its sole expense, such licenses and export and import documents as are necessary for each of them to fulfill its obligations under the Agreement.

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9.05       The terms of this Article 9 shall survive termination or expiration of this Agreement.

                                   ARTICLE 10
                                 CONFIDENTIALITY

10.01      TI CONFIDENTIAL INFORMATION.

           10.01.01 ANAM'S GENERAL OBLIGATION OF CONFIDENTIALITY AND NONDISCLOSURE. Anam hereby recognizes that the value of the Technical Information, Technical Data, Advanced Available Technology, Associated Technical Information and Trade and Industrial Secrets and proprietary information of TI's customers (collectively the "TI Confidential Information") is attributable substantially to the fact that the said information, know-how and technologies of TI are maintained by TI, and its Affiliates in the strictest confidentiality and secrecy and generally are unavailable to others in Korea and elsewhere without the expenditure of substantial time, effort or money.

                      Anam therefore covenants and agrees to keep strictly secret and confidential the TI Confidential Information, whether disclosed by TI, or a TI Affiliate, in accordance with the following provisions of this Agreement. Anam agrees that the Confidential Information which it receives pursuant to this Agreement is received only for use by Anam and not by any Affiliate and only in the Facility and to the extent provided in this Agreement. Notwithstanding the foregoing, Anam may disclose TI Confidential Information to Amkor and certain of Anam's and Amkor's respective Affiliates, but only to the extent permitted under Section 10.01.02.

                      Except as provided in Section 10.01.06 of this Agreement, Anam agrees to keep the TI Confidential Information confidential until ten (10) years after the expiration or termination of this Agreement; provided however that TI Confidential Information in the form of source code for any software or microcode will be kept confidential for an indefinite period; further provided that all TI Confidential Information is and shall remain exclusively owned by TI, and the grant in this Agreement of rights therein or access thereto does not transfer to Anam any present or future ownership rights in the TI Confidential Information.

           10.01.02 DISCLOSURE TO THIRD PARTIES. Except as otherwise permitted in this Section 10.01.02, Anam and Amkor hereby covenant and agree not to disclose all or any portion of the TI Confidential Information to any third party under any circumstances whatsoever, except to

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                      those limited few persons for whom such disclosure is
                      necessary for (1) the effective performance of evaluation of the manufacturing capability of Anam, (2) the effective management of supply and, in each case, only to the extent required for such effective performance, and only if such third party executes a nondisclosure agreement. Anam and Amkor agree to indemnify TI jointly and severally for all losses, costs or damages resulting from any breach by a customer or potential customer of such non-disclosure agreement executed pursuant to this Agreement.

                      TI releases Anam to disclose to Amkor TI proprietary information described in Annex B for the sole purpose of allowing Amkor to market foundry services to potential customers.

                      TI releases Amkor to disclose to customers or potential customers the TI proprietary information described in Annex B for the sole purpose of marketing and providing foundry services to those customers or potential customers, provided, that prior to transmitting any such TI proprietary information to such customers or potential customers, Amkor will require such customers and potential customers to execute a non-disclosure agreement in the form attached hereto as Annex C or an agreement that is in substance substantially equivalent thereto. TI releases Anam from the provision in Section 12.02 of the Phase 1 TAA requiring TI to be named a third party beneficiary of any such non-disclosure agreement; provided, however, that Anam and Amkor agree to indemnify TI jointly and severally for all losses, costs or damages resulting from any breach by a customer or potential customer of such non-disclosure agreement executed pursuant to this Agreement. The release contained in this Subsection 10.01.02 applies only to the TI proprietary information described in Annex B.

           10.01.03 EXECUTION OF CONFIDENTIALITY AND SECRECY AGREEMENTS. Anything to the contrary in this Article 10 notwithstanding, Anam shall not disclose any TI Confidential information to any of its respective employees or other personnel unless and until such employees or other personnel have, prior to such disclosure, executed a written nondisclosure agreement, with respect to the use, disposition and disclosure of confidential information to be disclosed to each such employee or other personnel of Anam pursuant to Section
                      10.01.03 hereof.

           10.01.04 MARKING OF TECHNICAL DATA EMBODYING TRADE AND INDUSTRIAL SECRETS. To implement the covenants and obligations of Anam pursuant to this Section 10.01, Anam shall cause all Technical Information, Associated Technical Information and Technical Data

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                      relating to or containing information concerning the Trade and Industrial Secrets, including, but not limited to sketches, drawings, reports, memoranda, blueprints, photographs, recording media and notes, and all copies, reproductions, reprints and translations thereof, created by Anam to be plainly marked to indicate the secret and confidential nature thereof and to prevent unauthorized access thereto and unauthorized use or reproduction thereof. Any materials constituting Technical Information, Associated Technical Information and Technical Data relating to or containing information concerning the Trade and Industrial Secrets provided by TI to Anam and customer proprietary information that TI considers TI Confidential Information shall be marked as such. Notwithstanding the foregoing, any materials disclosed by TI to Anam under circumstances that indicate the confidential nature of such information shall also be treated as confidential hereunder.

           10.01.05 MEASURES TO COMPEL COMPLIANCE. To further implement the covenants and obligations of Anam pursuant to this Section 10.01, Anam shall take all commercially reasonable efforts, including, but not limited to court proceedings at its own expense, to compel compliance by its respective employees, other persons and any third party.

           10.01.06 LIMITATION AND SURVIVAL OF OBLIGATIONS. The covenants and obligations undertaken by Anam pursuant to this Section
                      10.01 shall not apply to, and TI Confidential Information shall not include, any information which Anam can establish (i) was independently developed by Anam without any use of TI Confidential Information or by Anam's employees or other agents (or independent contractors hired by Anam) who have not been exposed to the TI Confidential Information; (ii) becomes known to Anam, without restriction, from a source other than TI that had a right to disclose it and without breach of this Agreement; (iii) was in the public domain at the time it was disclosed or becomes in the public domain through no act or omission of Anam; or (iv) was rightfully known to Anam, without restriction, at the time of disclosure.

           10.01.07 ANAM PROCEDURES. As soon as practicable hereafter, Anam shall establish and implement rules and procedures with the cooperation of TI which are not inconsistent herewith and which are sufficient to comply with Anam's obligations set forth in this Section 10.01 as well as for the protection of the Confidential Information of TI and TI customers.

           10.01.08 RIGHT OF INSPECTION, AUDIT AND RECOMMENDATION. At any time upon TI's written request and reasonable notice, Anam shall permit

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                      representatives of TI or any TI customer to inspect the
                      Facility and to review and audit the rules and procedures established by Anam as required by Section 10.01.07 above for purposes of determining the sufficiency of such rules and procedures and their implementation. Furthermore, TI shall have the right to make recommendations on behalf of itself and any TI customer, not inconsistent with TI practices in like TI facilities, to Anam for complying with Anam's obligations set forth in this Agreement. Anam shall implement all such reasonable recommendations within a reasonable time after written request by TI. Anything to the contrary in this Article 10 notwithstanding, each and every personnel of TI who shall be sent to the Anam plants or offices pursuant to this Section 10.01.08 shall execute a nondisclosure agreement containing reasonable terms as a condition precedent to admission or access to such plant. All of such personnel shall fully abide by all of the plant rules and regulations of Anam or Anam Affiliates.

           10.01.09 TECHNICAL PUBLICATIONS. Anam shall submit all technical abstracts and manuscripts that relate to TI Confidential Information to TI, and obtain TI's written consent, prior to submission to a third party for publication.

10.02 TI RIGHT TO SUSPEND DELIVERY OF TECHNICAL INFORMATION OF TI. If Anam materially breaches this Agreement, or unreasonably fails to implement any recommendations made by TI pursuant to Section 10.01, then, TI shall have the right to suspend its obligations under this Agreement with respect to delivery of Technical Information, Associated Technical Information and Technical Data without being in breach of this Agreement. Nothing in this Section 10.02 shall limit TI's right to pursue other available remedies for such failure to implement TI recommendations.

10.03 ANAM'S RIGHT TO TRANSFER TECHNICAL INFORMATION TO ANOTHER FACILITY. Notwithstanding anything to the contrary contained herein, Anam may transfer TI Technical Information and Associated Technical Information to a wafer fabrication facility other than the Facility for purposes of allowing such other facility to engage in wafer fabrication of Products, provided such other facility is wholly-owned by Anam or by a wholly-owned Anam Subsidiary, and provided further such facility is located on the same Buchon, ROK site owned by Anam as is located the Facility (such other facility herein referred to as a "Related Facility"). As a condition to any such transfer to such Anam Subsidiary, Anam shall cause such Subsidiary to execute a confidentiality agreement with TI containing terms substantially similar to those contained in this Article 10. Upon any such transfer, the term "Facility" as used herein shall be deemed to include any such other Related Facility.

10.04      ANAM CONFIDENTIAL INFORMATION.

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           10.04.01   TI'S GENERAL OBLIGATION OF CONFIDENTIALITY AND
                      NONDISCLOSURE. TI hereby recognizes that the value of the technical and business information and data of Anam, Amkor and their Affiliates (collectively the "Anam Confidential Information") is attributable substantially to the fact that the said information, know-how and technologies of Anam are maintained by Anam, Amkor and their Affiliates in the strictest confidentiality and secrecy and generally are unavailable to others without the expenditure of substantial time, effort or money.

                      TI therefore covenants and agrees to keep strictly secret and confidential the Anam Confidential Information, whether disclosed by Anam, Amkor or their Affiliates, in accordance with the following provisions of this Agreement. TI agrees that the Anam Confidential Information which it receives pursuant to this Agreement is received only for use by TI and its Affiliates and only to the extent provided in this Agreement.

                      Except as provided in Section 10.04.06 of this Agreement, TI agrees to keep the Anam Confidential Information confidential until ten (10) years after the expiration or termination of this Agreement; provided however that Anam Confidential Information in the form of source code for any software or microcode will be kept confidential for an indefinite period, and further provided that nothing in this Article 10 shall grant TI any license or ownership of Anam Confidential Information.

           10.04.02 DISCLOSURE TO THIRD PARTIES. Except and only to the limited extent necessary to market TI Products, to third parties and as otherwise provided herein, TI hereby covenants and agrees not to disclose all or any portion of the Anam Confidential Information to any third party under any circumstances whatsoever, except to those limited few persons for whom such disclosure is necessary for the effective performance of evaluation of the manufacturing capability of Anam, and, in each case, only to the extent required for such effective performance, and only if such third party executes a nondisclosure agreement. TI agrees to indemnify Anam for all losses, costs or damages resulting from any breach by a customer or potential customer of such non-disclosure agreement executed pursuant to this Agreement.

           10.04.03 EXECUTION OF CONFIDENTIALITY AND SECRECY AGREEMENTS. Anything to the contrary in this Article 10 notwithstanding, TI shall not disclose any Anam Confidential Information to any of its respective employees or other personnel unless and until such employees or other personnel have, prior to such disclosure,

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                      executed a written nondisclosure agreement with respect to the use, disposition and disclosure of confidential information to be disclosed to each such employee or other personnel of TI pursuant to Section 10.04.03 hereof.

           10.04.04 MARKING OF TECHNICAL DATA EMBODYING CONFIDENTIAL INFORMATION. To implement the covenants and obligations of TI pursuant to this Section 10.04, TI shall cause all materials, including, but not limited to sketches, drawings, reports, memoranda, blueprints, photographs, recording media and notes, and all copies, reproductions, reprints and translations thereof, created by TI, relating to or containing Anam Confidential Information to be plainly marked to indicate the secret and confidential nature thereof and to prevent unauthorized access thereto and unauthorized use or reproduction thereof. Any materials containing Anam Confidential Information provided by Anam to TI that Anam considers TI Confidential Information shall be marked as such. Notwithstanding the foregoing, any materials disclosed by Anam to TI under circumstances that indicate the confidential nature of such information shall also be treated as confidential hereunder.

           10.04.05 MEASURES TO COMPEL COMPLIANCE. To further implement the covenants and obligations of TI pursuant to this Section 10.04, TI shall take all commercially reasonable efforts, including, but not limited to court proceedings at its own expense, to compel compliance by its respective employees, other persons and any third party.

           10.04.06 LIMITATION AND SURVIVAL OF OBLIGATIONS. The covenants and obligations undertaken by TI pursuant to this Section
                      10.04 shall not apply to, and Anam Confidential Information shall not include, any information which TI can establish (i) was independently developed by TI without any use of Anam Confidential Information or by TI's employees or other agents (or independent contractors hired by TI) who have not been exposed to the Anam Confidential Information; (ii) becomes known to TI without restriction, from a source other than Anam that had a right to disclose it and without breach of this Agreement;
                      (iii) was in the public domain at the time it was disclosed or becomes in the public domain through no act or omission of TI; or (iv) was rightfully known to TI, without restriction, at the time of disclosure.


                                   ARTICLE 11
             TERMINATION, CURE OF BREACH, CONCILIATION, AND REMEDIES

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11.01      TERMINATION OF AGREEMENT. Where the following grants to a Party the right to terminate this Agreement, such Party may exercise such right by furnishing the other Party written notice to that effect, and such termination shall take effect upon the other Party's receipt thereof, subject to any cure or transition period that may otherwise apply hereunder.

           11.01.01 EXPIRATION OF THE TERM. Unless extended, upon the expiration of the Term, this Agreement shall terminate automatically;

           11.01.02 NO NEW TECHNICAL ASSISTANCE AGREEMENT. Either Party may terminate this Agreement, in accordance with Section 15.02, if the Parties fail to negotiate a new technical assistance agreement or an amendment to this Agreement for Future Technology Nodes; or

           11.01.03 MUTUAL AGREEMENT OF THE PARTIES. The Parties may mutually agree to terminate this Agreement, in which event the future relationship of the Parties shall be determined by the Parties; or

           11.01.04   AN UNCURED MATERIAL BREACH. Subject to Sections 11.02,
                      11.03 and 11.04 of this Agreement, a Party may terminate this Agreement and the MPA in the event of a material breach of the other Party. A material breach includes without limitation (i) a curable breach that is not cured in accordance with Section 11.03, and (ii) a material breach of Article 10 of this Agreement.

           11.01.05 FAILURE TO SATISFY CERTAIN CONDITIONS PRECEDENT OR SUBSEQUENT. If any event described in this subsection
                      11.01.05 occurs, with the result that the purposes of this Agreement are substantially frustrated, the Parties shall enter into good faith negotiations with the objective of restructuring the relationship between them such that the effects of such occurrence shall be minimized. If the Parties cannot agree on a mutually agreeable restructuring or modification of this Agreement within six (6) months of either Party's request for such negotiations, either Party shall have the right to terminate this Agreement forthwith in its entirety under this Article 11 (except for the obligations under Articles 8, 10, 11 and Section 16.01.04 and any non-disclosure agreements, which shall survive such termination) by giving written notice to that effect to the other Party. The conditions covered by this subsection 11.01.05 are: [ * ]

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

           11.01.06 CHANGE IN CONTROL, LIQUIDATION, BANKRUPTCY, ETC. Upon the change in control of a Party or its parent company, the other Party

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                      may terminate this Agreement. For the purposes of the
                      foregoing a "change of control" of a party shall mean the sale of more than fifty percent of the stock of a Party in a single transaction or a series of related transactions, the merger of a Party with another entity where the Party is not the surviving entity or a sale of all or substantially all of the assets of a Party to which this Agreement relates. Notwithstanding the foregoing, a merger of Anam and Amkor, the acquisition by Amkor of Anam's assets or stock, or the acquisition by Anam of Amkor's assets or stock, shall not constitute a change of control of Anam. Either Party may terminate this Agreement upon the liquidation, bankruptcy, receivership, custodianship or dissolution of the other Party (whether voluntarily or involuntarily).

           11.01.07 ADVERSE GOVERNMENT INTERVENTION. At any time during the Term, should any government or government agency take any action or inaction adverse to any Party, including, but not limited to any refusal to grant the benefits of the Foreign Capital Inducement Law of the Republic of Korea or any other necessary government approval, or make recommendations to the Parties or any of them requiring directly or indirectly, formally or informally, alteration or modification of any term or condition of this Agreement or the MPA, in a manner that is material and adverse to one Party, within sixty (60) days from said action, inaction or recommendation of the government or government agency, the Parties hereto shall enter into good faith negotiations with the objective of restructuring the relationship between the Parties hereto in a manner such that the adverse effect of said alteration or modification of this Agreement and the MPA will be minimized. If the Parties cannot reach an acceptable modification to such agreements within three (3) months from the date of dispatch of said written request, or within such longer period of time as mutually agreed upon, either Party shall have the right to terminate this Agreement and the MPA by giving written notice to that effect to the other Party. In the event this Agreement and the MPA is terminated pursuant to this Section 11.01.07, all rights under this Agreement and the MPA granted by either Party shall cease and terminate. It is expressly understood and agreed by the Parties hereto that in the event of such termination, neither Party will incur any liability to the other Party for any alleged default or breach in the performance of this Agreement or the MPA arising from the exercise of the right herein provided to terminate this Agreement and the MPA as the case may be unless it can be established by a Party that the other Party acted in conjunction with said government body or agency to bring about the intended result. Except as provided in the previous sentence, compliance by either Party with this Section 11.01.07, shall not be

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                      deemed a breach under any provision of this Agreement or
                      the MPA. In event of a conflict between this Section
                      11.01.07 and Article 12, this Section shall prevail.

                      Upon a termination of this Agreement based on the occurrence of the event described in this Section 11.01.07, TI shall reimburse Anam the Technical Assistance Fee to the extent TI has failed to incur costs in performing its obligations hereunder due to such termination.

11.02 RESOLUTION OF DISPUTES. It is the intent of the Parties that any breach of this Agreement be resolved in an amicable manner, to the fullest extent possible, and that any such resolution be reasonable in light of the rights and obligations of the Parties. If any breach should arise which cannot be resolved by the personnel of each Party directly involved, the following procedures of Sections 11.03 through 11.05 inclusive shall apply in each of the circumstances described below.

11.03 CURE. If either Party (the "Breaching Party") shall at any time breach this Agreement, without any material causative fault on the part of the other Party (the "Non-Breaching Party"), by failing to perform any provision of this Agreement, the Non-Breaching Party may advise of its intention to terminate this Agreement in accordance with Section 11.01.04 and this Section 11.03 by providing formal written notice of breach pursuant to Section 14.10 to the Breaching Party specifying the breach. Notice for purposes of the foregoing provided other than in strict accordance with Section 14.10 will not be effective. Notwithstanding the foregoing, this Agreement will not be terminated if (i) the breach specified in the notice is remedied within the sixty (60) day period following receipt of the notice by the Breaching Party or (ii) if the breach reasonably requires more than sixty (60) days to correct, the Breaching Party has, within thirty (30) days from receipt of the notice of breach, begun substantial corrective action to cure the breach and submitted a written remediation plan to the Non-Breaching Party's Program Coordinator providing a detailed explanation of the steps to be taken to cure the breach as quickly as practicable, the Breaching Party diligently pursues such corrective action, and such breach is actually cured within ninety (90) days following receipt of the notice of breach. If any breach is not cured within the time permitted, the Non-Breaching Party shall have the right to issue a notice of termination of this Agreement within 90 days of the expiration of the foregoing cure period by giving written notice thereof to the Breaching Party. The Non-Breaching Party shall state in its notice of termination whether it intends to exercise its option to terminate the MPA. Upon the giving of such notice of termination this Agreement shall terminate in accordance with Section 11.06. The Party receiving notice shall have the right to cure any such breach up to the date of termination. In the event of a material breach, the Non-Breaching Party shall have the right to suspend further implementation or effectuation of its obligations under this Agreement, and shall not be obligated to resume such activities until such breach has been cured. This Section 11.03 shall run concurrently with the conciliation process set forth in Section 11.04 below.

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11.04      CONCILIATION PROCESS. At any time during the Term, upon the occurrence of one or more breaches under this Agreement, the Non-Breaching Party shall promptly deliver written notification to the alleged Breaching Party setting out in reasonable detail and in clear and concise language the good faith basis for and the specifics of such breach. Within the applicable cure period provided in Section 11.03, either Party has the right to demand the following meetings:

           (a) Upon fourteen (14) calendar days' notice, a meeting of the Program Coordinators for the purposes of, among other things:

                      (i) assessing the good faith basis for the claimed breach;

                      (ii) defining, assessing and prioritizing the alternatives reasonably available to cure such breach or to correct the circumstances or situations that gave rise to such breach so as to make its reoccurrence unlikely; and

                      (iii) adopting by unanimous vote, one or more curative or corrective courses of action.

           (b) If, after meeting in accordance with Section 11.04(a), the Program Coordinators are unable to resolve the breach, a meeting of an advisory committee consisting of the President of Anam and the TI Executive Vice President responsible for the Semiconductor Group and two additional personnel of their choice, one of each from TI and Anam or Amkor for further attempts at resolution, upon fourteen
                      (14) calendar days' notice.

           (c) If, after meeting in accordance with Section 11.04(b), such advisory committee is unable to resolve the dispute, a meeting of the respective Chief Executive Officer of each of TI and Anam for the purpose of attempting to resolve the breach, upon fourteen calendar days' notice.

11.05      REMEDIES, INJUNCTIVE AND OTHER EQUITABLE RELIEF.

           11.05.01 REMEDIES. Upon the failure to cure a material breach by either Party of any provision of this Agreement, the Non-Breaching Party shall have the right to pursue all available remedies at law or in equity that it may elect, including but not limited to specific performance or injunctive relief, in order to obtain the benefits which have been provided pursuant to this Agreement and the MPA, or to obtain adequate recourse or compensation in the event the same are not so provided.

           11.05.02 INJUNCTIVE RELIEF FOR CONFIDENTIAL INFORMATION, TRADE AND INDUSTRIAL SECRETS, ETC. The Parties agree that unauthorized use or disclosure of a Party's Confidential Information or failure to

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                      adequately protect a Party's technologies or intellectual
                      property will diminish the value of such Confidential Information or technology (including in the case of TI the Advanced Available Technology, Technical Information, Associated Technical Information, Technical Data, Trade and Industrial Secrets), and such Party's intellectual property rights and that monetary damages alone will not provide an adequate remedy. Therefore, if a Party breaches (or a Party has reason to believe that the other Party may be about to breach) any of its related obligations hereunder, the relevant Party shall be entitled to immediate equitable relief to protect its technologies and intellectual property rights, including but not limited to injunctive relief, as well as monetary damages.

           11.05.03   RIGHT TO USE ADVANCED AVAILABLE TECHNOLOGY.

                      (i) In the event of termination of this Agreement for a reason other than a material breach by Anam, Anam shall be permitted to continue to use the delivered Technical Information and Associated Technical Information only in the Facility and any Related Facility, with no right to use, transfer, assign or otherwise provide directly or indirectly any Technical Information or Associated Technical Information to any other facility, Affiliate, third party, person, etc.

                      (ii) In the event Section 11.05.03(i) is implemented, Anam agrees to continue to pay to TI the royalty set forth in Section 5.03.

                      (iii) Nothing in this Section 11.05.03 shall be deemed to be a waiver or an abrogation of any other right or remedy of any Party under
                                 Article 11 of this Agreement.

11.06 TERMINATION PROCEDURE. Following the issuance of a notice of termination by the Non-Breaching Party in accordance with Section 11.03, the Parties shall promptly meet and establish, in good faith, a reasonable transition plan that will permit for a period not to exceed two years: (i) Anam, subject to the payment of royalties under any TAA (including Section 5.03.01 of the Phase 3 TAA), to continue to use the technology provided to it under such TAA so that it will have the ability to continue in the foundry business using TI technology and at the same time transition to another process technology by the end of such period, and (ii) TI to continue to purchase TI Products from Amkor in the manner provided in the MPA so that TI's supply of products will not be interrupted in such period while TI transitions to another source for such products. If during the transition period, Amkor or Anam repeatedly and materially fail to fulfill TI's reasonable requirements for TI Products, TI may terminate the transition period upon sixty days' notice.

                                      B-27
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                                   ARTICLE 12
                                  FORCE MAJEURE

12.01 Should either Party be prevented from performing its contractual obligations under this Agreement due to the cause or causes of force majeure such as new acts of war or aggression (declared or undeclared) by North Korea or other third country or economy, fire, storm, flood, typhoon or other severe weather conditions, earthquake, strike, student unrest, legal restraints, government or like interference, judicial action, accidental damage to equipment, as well as any other cause outside the control of that Party, that Party shall not be liable to the other Party for any delay or failure of performance caused by any of the above events. "Force majeure" shall include the failure to obtain such license(s) and other approvals, including export licenses, as are required by U.S. law or other applicable law for the equipment, software, technology and Products to be provided pursuant to the terms of this Agreement, except where such failure is due to a Party's breach of this Agreement.

12.02 In addition to providing notice in the manner set out in Section 14.10, the Party affected by Force Majeure shall notify the other Party of the occurrence of any of the events set out in Section 12.01 in writing by cable, telex, facsimile, or electronic mail within the shortest possible time.

12.03 Should the delay caused by any of the above events continue for more than ninety (90) days, the Parties shall settle the problem of further performance of the Agreement through friendly negotiations as soon as possible with the objective of restructuring the relationship among them such that the effects of such delay are minimized. If the Parties cannot agree on a mutually acceptable solution within six (6) months of any Party request for such negotiations either Party may terminate this Agreement and the MPA by prior written notice to the other Party.

                                   ARTICLE 13
                                 APPLICABLE LAWS

13.01 This Agreement shall be governed by, construed and enforced in accordance with the laws of Texas, U.S.A., as applicable to contracts made and fully performed in Texas. Anam hereby irrevocably consents to the jurisdiction of the courts of the State of Texas and of Federal courts of the U.S.A. located in the State of Texas.

13.02 Anam shall comply with all applicable U.S. Laws, Korean Laws and all other applicable laws. Anam, its officers, employees or agents will not participate in or provide any information in furtherance of any boycott in violation of U.S. law or offer to pay or receive any bribe to/from any individual or corporation. When other individuals or organizations are required to participate in programs of Anam, they shall be compensated fairly based on the task performed. In no circumstances are public servants or other holders of public offices to be offered or paid any bribe or other benefits, directly or indirectly.

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13.03      TI shall comply with all applicable U.S. Laws, Korean Laws and all other applicable laws. TI, its officers, employees or agents will not participate in or provide any information in furtherance of any boycott in violation of U.S. law or offer to pay or receive any bribe to/from any individual or corporation. When other individuals or organizations are required to participate in programs of TI, they shall be compensated fairly based on the task performed. In no circumstances are public servants or other holders of public offices to be offered or paid any bribe or other benefits, directly or indirectly.

                                   ARTICLE 14
                                  MISCELLANEOUS

14.01 ANNEXES AND SCHEDULE. Annexes A, B and C and Schedule 1 to this Agreement are integral parts thereof. Subject to Section 14.08, all amendments, supplements and alterations to this Agreement shall be made in written form and signed by the authorized representative of the Parties, and such shall thereafter form an integral part of this Agreement.

14.02 OFFSET REQUIREMENTS. In the event the government of the Republic of Korea imposes on TI or TI Affiliates offset requirements in other TI projects or investments in the Republic of Korea, then Anam agrees to use reasonable commercial efforts, upon TI request, to convince the government that the transfer of Advanced Available Technology by TI and sales of TI Products to TI hereunder should be credited for offset purposes.

14.03 SEVERABILITY. In the event that any of the provisions of this Agreement, or portions thereof, or documents referenced herein are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, shall not be affected thereby. If the purposes of this Agreement are substantially frustrated by any events contemplated by this Section 14.03 any Party may terminate this Agreement in the manner as if the conditions of Section 11.01
(iii) existed.

14.04 CONFIDENTIALITY OF THIS AGREEMENT. No Party, without the prior written consent of the other, shall either issue or cause the issuance of a press release or public announcement or disclose to any third party the contents of this Agreement or the transactions contemplated hereby. Under this requirement a Party shall be permitted to disclose, under confidentiality and use restrictions, such terms of this Agreement as are reasonably required to be disclosed in response to reasonable requests made by governmental authorities or potential investors or lenders not affiliated with any semiconductor developer or manufacturer in the ordinary course of seeking governmental approvals (including in connection with the requirements of the U.S. Securities and Exchange Commission or similar authorities) or for obtaining debt or equity financing, bank credit or the like.

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                                                                   REDACTED COPY

Notwithstanding the foregoing or anything to the contrary set forth in the Phase 1 TAA, each party may disclose the existence of this Agreement and the general fact that the Parties have entered into the Manufacturing and Purchase Agreement and this Agreement.

14.05 HEADINGS. The headings of the Articles and Sections of this Agreement are for reference purposes only and shall not be deemed to affect in any way the meaning or interpretation of the Articles to which they refer.

14.06 WAIVER. The failure on the part of any Party to exercise or enforce any rights conferred on it hereunder shall not be deemed to constitute a waiver of any rights nor operate to bar the exercise or enforcement of any rights at any time or at times thereafter.

14.07 FURTHER ACTIONS. The Parties agree to execute and deliver to each other all additional instruments, to provide all information, and to do or refrain from doing all further acts and things as may be necessary or as may be reasonably requested by any Party hereto, more fully to vest in, and to assure each Party of, all rights, powers, privileges, and remedies herein intended to be granted to or conferred upon such Party.

14.08 ASSIGNMENT. A Party shall not, without the prior written consent of the other Party, assign, transfer or delegate this Agreement or any right or duty under this Agreement or portion thereof (including an assignment or delegation by operation of law), other than in connection with (a) a reincorporation as a result of which substantially all the assets of the original reincorporating Party are owned by the reincorporated entity to which such assignment is made, or (b) a merger between Anam and Amkor, or (c) the acquisition by Amkor of all or substantially all of Anam's assets or stock, or
(d) the acquisition by Anam of all or substantially all of Amkor's assets or stock. Notwithstanding the foregoing, TI may assign or delegate this Agreement or any obligation hereunder to any Subsidiary of TI upon written notice to Anam. In such event, TI shall guarantee such Subsidiary's performance of its obligations under this Agreement and such assignment shall not release TI of any of its obligations hereunder. Any attempted assignment or delegation, other than as expressly permitted in this Section 14.08, shall be null and void.

14.09 NO THIRD PARTY BENEFICIARIES. Except as specifically set forth or referred to herein, nothing express or implied in this Agreement is intended to or shall be construed to confer upon or to give any person other than the Parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

14.10 NOTICES. All notices and formal communications required under Article 8, 11, 12 or 15 of this Agreement, or relating to any other condition, act or event that may materially affect the performance or rights of either Party or a Party's Affiliate hereunder, shall be served on each Party in writing via facsimile transmission (confirmed by registered letter), registered letter, telex or prepaid cable, to the following persons at the following addresses and fax numbers:

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                                                                   REDACTED COPY

           if to TI:
                               Mr. Kevin Ritchie
                               13353TI Boulevard, M/S 344
                               Dallas, Texas 75243
                               Fax: 972/995-5086

           with a copy to:
                               General Counsel
                               7839 Churchill Way, M/S 3999
                               Dallas, Texas 75251
                               Fax: 972/917-4418

           if to Anam:
                               Dr. Kwang O.  Park
                               222, Dodang-dong
                               Wonmi-gu, Buchon
                               Kyunggi-do, Korea 420-130
                               Fax: 032-683-8104

                               Dr. In Kil Hwang
                               222, Dodang-dong
                               Wonmi-gu, Buchon
                               Kyunggi-do, Korea 420-130
                               Fax:  032 683-8104

           If to Amkor:
                               Mr. Eric R. Larson
                               MK Plaza
                               720 Park Boulevard  #230
                               Boise, ID  83706
                               Fax:  208/345-8199

           with copies to
                               Kevin Heron, Esq.
                               General Counsel
                               Amkor Technology, Inc.
                               1345 Enterprise Drive
                               West Chester, Pa 19380
                               Fax:  610/431-7189

                               Mr. Ki Chang Lee, Esq.
                               Hanol Law Offices
                               14th Floor, Oriental Chemical Building 50
                               Sokong-Dong, Chung-Ku
                               Seoul, Korea 100-718

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                                                                   REDACTED COPY

                               Fax: 32-598-4888

                               Selwyn B. Goldberg, Esq.
                               Wilson Sonsini Goodrich & Rosati
                               650 Page Mill Rd.
                               Palo Alto, Ca 94304
                               Fax:  650 496-4006

Either Party may change the above addresses by furnishing notice to that effect in the manner provided above.

14.11 ENGLISH. All correspondence of which TI is a recipient or sender shall be in English. All documents which are issued in Korea pursuant to the Agreement shall be provided to TI in English translation.

14.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts, in English, each of which shall be enforceable by or against the Parties executing such counterparts, and all of which together shall constitute one instrument.

14.13 INSURANCE. Anam and TI shall obtain and maintain throughout the Term such kinds and amounts of insurance as are reasonable and customary in the trade, including but not limited to insurance covering product liability, theft, fire, worker's compensation, etc.

14.14 UNFAIR COMPETITION. During the Term, no Party nor any Affiliate shall solicit, whether directly or indirectly, for employment or hire, employ any employee of the other Party with whom they have come into direct contact in connection with the transactions contemplated by this Agreement without the prior written consent of the other Party.

14.15 SURVIVAL. Notwithstanding anything to the contrary herein, Articles 5, 7, 8, 9, 10, 13 and Section 11.05.03 shall survive the cancellation, termination or expiration of this Agreement.

                                   ARTICLE 15
                                      TERM

15.01 TERM. The Term shall commence on the Effective Date and shall continue through December 31, 2007, unless (i) terminated under Article 13.00 or otherwise according to this Agreement, or (ii) terminated in accordance with
Section 15.02 below if the Parties fail to negotiate in good faith and execute either a new technical assistance agreement or an amendment to this Agreement for Future Technology Nodes on or before December 31, 2001.

15.02 MODIFIED TERM. If, following a meeting of the Chief Executive Officers of the Parties, the Parties are unable successfully to negotiate in good faith and execute a new technical assistance agreement or amendment by December 31, 2001, then either

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Party may give the other Party a two-year notice of termination, whereupon the
Parties shall agree (i) on a transition schedule, provided, however, that to the extent that the Parties cannot agree on a reasonable transition schedule, TI's minimum loading commitment during said remainder two-year period shall be lowered to [ * ], and (ii) on a modification of the TAA to permit Anam to obtain a new technology provider, or otherwise introduce new technology, during such two-year period.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


                                   ARTICLE 16
              ADDITIONAL REPRESENTATIONS, WARRANTIES, AND COVENANTS

16.01 ADDITIONAL REPRESENTATIONS AND WARRANTIES OF ANAM TO TI. Anam additionally represents and warrants to TI as follows:

           16.01.01 ENFORCEABLE OBLIGATIONS. Anam will be at the time of execution a corporate citizen of the Republic of Korea in good standing and not subject to any criminal penalty, criminal charges, disciplinary proceedings or criminal proceedings under the Korean Laws or the laws of any other country that would materially and adversely affect the performance of Anam hereunder. With respect to this Agreement Anam will have the authority and legal right to execute and deliver such Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, except where the performance of TI is a condition precedent to Anam's performance. This Agreement will constitute, when executed and delivered, the valid, legal and binding obligations of Anam, enforceable against Anam, in accordance with its respective terms, except (a) as such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or thereafter in effect relating to creditors' rights; and (b) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

           16.01.02 VALIDITY OF CONTEMPLATED TRANSACTIONS. The execution, delivery and performance of this Agreement by Anam does not and will not (i) violate, conflict with or result in the breach (collectively, "Breach") of any term, condition or provision of, or result in the creation of any encumbrance under, (a) any existing law, ordinance, or governmental rule or regulation to which Anam is subject,
                      (b) any judgment, order, writ, injunction, decree or award of any governmental entity which is applicable to Anam,
                      (c) the charter documents of Anam or any securities issued by Anam; or (d) any

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                      mortgage, indenture, agreement, contract, commitment,
                      lease, plan, authorization, or other instrument, document or understanding, oral or written, to which Anam is a party or by which Anam may have rights, except, as to such performance, such Breaches and encumbrances as would, if occurred or created, not have a material adverse effect on the ability of Anam to perform its obligations hereunder and thereunder, or (ii) give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Anam.

           16.01.03 RESTRICTIONS. Anam neither is nor will be a party to any indenture, agreement, contract, commitment, lease, license, permit, authorization or other instrument, document or understanding, oral or written, nor subject to any restriction in any charter document or other corporate restriction or any judgment, order, writ, injunction, decree or award, which materially adversely affects or materially restricts or, to the knowledge of Anam, may in the future materially adversely affect or materially restrict the performance by Anam of its obligations hereunder.

           16.01.04 CONSENT. No consent or approval by, or notification of, or filing with, any person is required which has not been obtained in connection with the execution, delivery and performance by Anam of this Agreement, or the consummation of the transactions contemplated hereby, other than such consents or approvals as would, if not obtained, not have a material adverse effect on the ability of Anam to perform its obligations hereunder.

16.02 ADDITIONAL REPRESENTATIONS AND WARRANTIES OF TI TO ANAM. TI additionally represents and warrants to Anam as follows:

           16.02.01 ENFORCEABLE OBLIGATIONS. TI will be at the time of execution a corporate citizen of the United States of America in good standing and not subject to any criminal penalty, criminal charges, disciplinary proceedings or criminal proceedings under the U.S. laws or the laws of any other country that would materially and adversely affect the performance of TI hereunder. With respect to this Agreement, TI will have the authority and legal right to execute and deliver such Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, except where the performance of Anam is a condition precedent to TI's performance. This Agreement will constitute, when executed and delivered, the valid, legal and binding obligations of TI, enforceable against TI, in accordance with its respective terms, except (a) as such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other

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                      similar laws now or thereafter in effect relating to
                      creditors' rights; and (b) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

           16.02.02 VALIDITY OF CONTEMPLATED TRANSACTIONS. The execution, delivery and performance of this Agreement by TI does not and will not (i) violate, conflict with or result in the Breach of any term, condition or provision of, or result in the creation of any encumbrance under, (a) any existing law, ordinance, or governmental rule or regulation to which TI is subject, (b) any judgment, order, writ, injunction, decree or award of any governmental entity which is applicable to TI, (c) the charter documents of TI or any securities issued by TI; (d) any agreement or understanding to which TI is a party; or (e) any mortgage, indenture, agreement, contract, commitment, lease, plan, authorization, or other instrument, document or understanding, oral or written, to which TI is a party or by which TI may have rights, except, as to such performance, such Breaches and encumbrances as would, if occurred or created, not have a material adverse effect on the ability of TI to perform its obligations hereunder and thereunder, or (ii) give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of TI.

           16.02.03 RESTRICTIONS. TI neither is nor will be a party to any indenture, agreement, contract, commitment, lease, license, permit, authorization or other instrument, document or understanding, oral or written, nor subject to any restriction in any charter document or other corporate restriction or any judgment, order, writ, injunction, decree or award, which materially adversely affects or materially restricts or, to the knowledge of TI, may in the future materially adversely affect or materially restrict the performance by TI of its obligations hereunder.

           16.02.04 CONSENT. No consent or approval by, or notification of, or filing with, any person is required which has not been obtained in connection with the execution, delivery and performance by TI of this Agreement, or the consummation of the transactions contemplated hereby, other than such consents or approvals as would, if not obtained, not have a material adverse effect on the ability of TI to perform its obligations hereunder.

16.03 FUTURE TECHNOLOGY NODES. In accordance with Article 15, the Parties agree to negotiate an agreement for Future Technology Nodes. Notwithstanding the foregoing, until the consummation of any such agreements, TI shall be under no obligation to

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provide to Anam any Future Technology Nodes. Anam and Amkor recognize that TI's evaluation of Anam's ability to meet the financial demands and schedule required for the implementation of Future Technology Nodes will be a factor in TI's decision whether to enter into such an agreement. In consideration of the foregoing, Anam agrees that neither it, Amkor, nor any Affiliate shall engage in any semiconductor wafer fabrication at the Facility other than through the use of TI process technology in accordance with the Phase 1 TAA, Phase 2 TAA, this Agreement or other agreement with TI covering one or more Future Technology Nodes, except as provided in Section 15.02(ii).

16.04      FACILITY EXPANSION.

           16.04.01 Anam agrees that neither it, Amkor, nor any other Anam Affiliate will expand the Facility or the Capacity, or construct or operate a Related Facility, without advanced prior written notification to TI.

           16.04.02 Should the Facility's capacity exceed [ * ], or should Anam, Amkor or another Anam Affiliate construct or operate a Related Facility, Anam shall cause TI to have the right of first refusal to any such additional capacity; provided however, TI shall have the right not to load such additional capacity, in part or in whole, in which such case, Anam shall be responsible solely for filling any such additional capacity; and further provided, all other terms and conditions of the MPA and this Agreement shall apply to such additional manufacturing availability.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


16.05 FOUNDRY ONLY. Anam agrees that, other than for the manufacture of TI Products, only foundry manufacturing services for independent merchant market semiconductor companies shall be undertaken at the Facility or any other wafer fabrication facility owned or controlled by Anam, Amkor or any other Anam Affiliate, and that in no event shall Anam, Amkor, or any other Anam Affiliate produce or sell Anam proprietary semiconductors.

16.06 TECHNOLOGY REVIEWS. On a semi-annual basis, alternating between Dallas and Korea, the Parties shall meet to exchange information to implement the technology transfers pursuant to Sections 2.01.03(c) and 6.02(c).

                                   ARTICLE 17
                                OTHER AGREEMENTS

17.01 AGREEMENT PRECEDENCE. In the event of any conflict between this Agreement and the Phase 1 TAA or the Phase 2 TAA, this Agreement shall prevail.

                                                                   REDACTED COPY

17.02 INTEGRATION. This Agreement and the Manufacturing and Purchase Agreement contain the entire understanding and agreement among the Parties with respect to the subject matter hereof and supersedes all prior oral and written understandings and agreements relating thereto, and may not be modified, discharged or terminated except by the written consent of the Parties.

IN WITNESS WHEREOF, and intending to be legally bound hereby, TI and Anam have caused their duly authorized representatives to execute this Agreement.

ANAM SEMICONDUCTOR, INC.                                                TEXAS INSTRUMENTS INCORPORATED



By:                                                                     By:
    ------------------------------------------------                         ----------------------------------------------

Name:                                                                   Name:
      ----------------------------------------------                          ----------------------------------------------

Title:                                                                  Title:
       ---------------------------------------------                          ----------------------------------------------

Date:                                                                   Date:
      ---------------------------------------------                           ----------------------------------------------


APPLICABILITY OF CERTAIN PROVISIONS OF THIS AGREEMENT TO AMKOR. Notwithstanding anything to the contrary herein, Sections 3.03, 5.02.03, 8.04, 9.03, 10.01, 10.02, 10.04, 13.01, 13.02, 14.01 (to the extent modifications, if any, are made to sections that bind Amkor), 14.04, 14.06, 14.08, 14.10, 14.11, 14.12, 14.14,
14.15, 16.03, 16.04, and 16.05 shall be applicable to and binding upon Amkor.

AGREED:

AMKOR TECHNOLOGY, INC.


By:
      ----------------------------------------------

Name:
      ----------------------------------------------

Title:
      ----------------------------------------------

Date:
      ----------------------------------------------

                                                                   REDACTED COPY

                                     ANNEX A


I. DEFINITIONS: All defined terms in this Annex A will have the same definitions as defined in Article 1 of the Agreement.


II.        TECHNICAL ASSISTANCE FEE:
[ * ]

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                                                   REDACTED COPY

                                     ANNEX B

Technical Documentation List for Coverage Under NDA

1. Customer Technical Sales Presentations which may include the following information:

(a) Non-copper C05 physical layout rule overview (dimensions, pitches, etc.)

(b) Electrical performance specifications

    - Transistor electrical specifications

    - Figure of merit

    - Delay specs (circuit, interconnect)

    - Interconnect capacitance, inductance

(c) Top level process flow

    - Cross sections

    - List of mask layers

(d) Overview of process characteristics

    - Substrate & well type

    - Isolation method

    - Gate oxide type & thickness

    - Type of lithography

    - Metalization type and contact, etc.

    - Etch type (generic, not recipe specific)

    - Planarization overview

(e) Quality and reliability specifications

    - Pass/fail criteria

    - Tests and test conditions

    - Qual plans and results

(f) Top Level Equipment Lists

    - Not to include written lists of equipment models, options, etc (e.g. TI's AEL - Approved Equipment List)

    - Not to include any equipment specific models or options for etch processes.

    - Can include verbal responses to a minimum set of specific questions relating to the state of the art of the equipment set used in the facility, this is not expected to exceed approximately 6-8 specific details.

                                                                   REDACTED COPY

2. Physical/electrical process specification document for 25C10.C process family (Anam/Amkor Semiconductor version of TI EPIC 0.35 PDE)

(a) Process information, description, flow outline with cross sections

(b) Layout rules

(c) Temperature coefficients of resistivity

(d) Maximum current densities

(e) Capacitance

(f) Direct memory access spec

(g) Die ID spec

3.  Spice Model Parameters for non-copper C05.

(a) BSIM3V3

(b) Machine readable decks & paper copies

4.  DRC, LVS Scripts for non-copper C05.

5.  Quality and Reliability Specifications Document for non-copper C05.

(a) Pass/Fail criteria

(b) Tests and test conditions

6.  Quality and Reliability Test Results Documentation

                                                                   REDACTED COPY

                                     ANNEX C


                       CONFIDENTIAL INFORMATION AGREEMENT



This Confidential Information Agreement ("Agreement"), is made and entered into as of this _____ day of ________________, 20__ ("Effective Date"), by and between ("Customer") and Amkor Electronics, Inc., 1345 Enterprise Drive, West Chester, PA 19380.

WHEREAS, the parties hereto acknowledge that certain Confidential Information shall be disclosed between them which they regard as proprietary or confidential relating to semiconductor wafer fabrication and device technology.


WHEREAS, the parties wish to protect their rights relative to such Confidential Information;

THEREFORE, in consideration of the premises and covenants contained herein, the parties hereto agree as follows:

1.         Definitions

a.         "Recipient" shall mean the party receiving the Confidential
Information

b. "Disclosing Party" shall mean the party revealing or disclosing the Confidential Information.

c. "Confidential Information" shall generally mean any proprietary or non-public Confidential Information or materials which are owned or controlled by the Disclosing Party, both of which are disclosed under the following terms and conditions.

2.         Term

This Agreement shall become effective on the date first set forth above ("Effective Date") and shall terminate either at the end of three (3) years from the Effective Date hereof, upon completion of the Activity, or upon the written election to terminate by either party delivered to the other. The obligations regarding confidentiality shall continue for a period of five (5) years from disclosure of Confidential Information, notwithstanding any termination of this Agreement.

3.         Form; Use; Nondisclosure Obligations

                                                                   REDACTED COPY

a. Customer may use Confidential Information delivered hereunder solely for the purpose of evaluating Customer's possible use of Anam Industrial Co., Ltd. ("Anam") as a semiconductor wafer fabrication foundry and of designing Customer's semiconductor devices such that they may be manufactured with the process used by Anam.

b. Confidential Information may be furnished in any tangible or intangible form, including but not limited to writings, drawings, computer tapes and other electronic media, samples and verbal communications. Any Confidential Information furnished in tangible form shall be conspicuously marked as such and the content of any verbal communication will be reduced to a writing that identifies the Confidential Information within thirty (30) days of the disclosure with a copy of such writing furnished to the Recipient.

c. The parties shall not disclose or divulge to any person or entity, except those of its employees who have a need to know, any Confidential Information which either party or their affiliated companies, including, but not limited to, Anam, may reveal under this Agreement and shall not use said Confidential Information in any manner whatsoever, directly or indirectly, except as expressly permitted herein. The parties shall protect the confidentiality of and take all reasonable steps to prevent disclosure or unauthorized use of the Confidential Information, and shall use at least as much care in preventing disclosure of Confidential Information as it uses with respect to its own proprietary information of like importance.

d. The Disclosing Party retains all right, title, and interest in and to the Confidential Information it furnishes hereunder.

e. The Recipient shall advise the Disclosing Party in writing in the event the Recipient becomes aware of any unauthorized dissemination, misappropriation, or misuse of Confidential Information by any person and provide assistance to Disclosing Party to mitigate any damages caused thereby and to limit any further dissemination or misuse of the Confidential Information.

4.         Exclusions

Nothing in this Agreement shall apply to any Confidential Information

a. which is now generally known or readily available to the trade or public or which becomes so known or readily available without fault of Recipient;

b. which is possessed by Recipient without restriction as to disclosure or use prior to its disclosure hereunder.

c. which is required as part of any court order or government regulation (provided that the Disclosing Party has been given sufficient written notice of such order or regulation to contest it); or,

                                                                   REDACTED COPY

d. which is developed by Recipient independent of any Confidential Information of Disclosing Party and which can be proven by written records.

5.         Warranties/Representations

Neither party makes any warranty or representation, whatsoever, as to the sufficiency or accuracy of any Confidential Information it has disclosed hereunder or as to the results to be obtained therefrom and assumes no responsibility arising from any use or misuse thereof.

6.         Equitable Relief

Each party acknowledges that its breach of this Agreement may result in immediate and irreparable harm to the Disclosing Party, for which there will be no adequate remedy at law, and the Disclosing Party shall be entitled to equitable relief to compel the Recipient to cease and desist all unauthorized use and disclosure of the Disclosing Party's Confidential Information. In the event that either party shall bring any action to enforce or protect any rights, obligations or duties under this Agreement, then the prevailing party shall be entitled to recover, in addition to its damages, reasonable attorneys' fees and costs.

7.         No Commitment

Confidential Information provided by one party to the other does not, and is not intended to represent a commitment by either party to enter into any business relationship with the Recipient or with any other entity. If the parties desire to pursue business opportunities, the parties will execute a separate written agreement to govern such business relationship.

8.         Export Regulations

Notwithstanding any other provision of this Agreement, neither party shall export any technical confidential Information acquired under this Agreement or any commodities using such Confidential Information to any country to which the United States government forbids export, or at the time of export, requires an export license or approval, without first obtaining such license or approval.

9.         No License

No license, copyright or other interest is granted directly or indirectly by either party as a result of conveying Confidential Information to the Recipient, except the limited rights specifically provided herein.

10.        Return of Confidential Information

                                                                   REDACTED COPY

Upon termination of this Agreement, each party shall, upon written request of the other party, promptly destroy or return to the other party all Confidential Information received under this Agreement, and will not retain any copies of Confidential Information, except as otherwise expressly permitted by the Disclosing Party.

11. Recipient may not assign this Agreement without the prior written approval of the Disclosing Party. Any purported assignment without such prior approval shall be null and void.

12.        Binding Effect

This Agreement shall benefit and be binding upon the parties to this Agreement and their respective successors and assigns.

13.        Entire Agreement

This Agreement embodies the entire understanding between the parties respecting the subject matter of this Agreement and supersedes any and all prior negotiations, correspondence, understandings and agreements between the parties respecting the subject matter of this Agreement. This Agreement shall not be modified except by a writing duly executed on behalf of the party against whom such modification is sought to be enforced.

14.        Governing Law

This Agreement shall be construed, interpreted, and governed by the laws of the state of
         ------------------------.

IN WITNESS WHEREOF, the parties have hereto set their respective signatures to the Agreement:

Amkor Electronics, Inc.                                                 Customer

By:                                                           By:
      ----------------------------------------------                  ---------------------------------

Name:                                                         Name:
      ----------------------------------------------                  ---------------------------------

Title:                                                        Title:
      ----------------------------------------------                  ----------------------------------

                                                                   REDACTED COPY

                                   SCHEDULE 1

                          TECHNOLOGY TO BE TRANSFERRED

[ * ]

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


                                       1